Exhibit 10.3

AMERICAN DG ENERGY INC.

Nominating and Governance Committee Charter

The Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of American DG Energy Inc. (the “Company”) shall consist of a minimum of three (3) directors.  In the event one or more vacancies on the Committee temporarily reduce the number of members to two (2), actions taken by the two members of the Committee will be deemed authorized actions of the Committee.  Members of the Committee shall be appointed by the Board and shall serve until the meeting of the Board occurring immediately after the next following annual meeting of the stockholders, and until their successor are duly elected and qualified, unless they are earlier removed by the Board acting in its discretion.

Purpose

The purpose of the Committee shall be:

(1)	to assist the Board by recommending the composition of the Board and in identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

(2)	to advise the Board with respect to functions and structures of committees;

(3)	to develop, recommend to the Board and implement corporate governance principles applicable to the Company;

(4)	to assist the Board in providing for planned succession of senior management positions;

(5)	to develop and monitor a process to assess the effectiveness of the Board and to lead the Board in its annual review of the Board’s performance; and

(6)	to develop and propose for consideration by the Board compensation policies for the Company’s non-employee directors that enable the Company to retain highly qualified individuals for such positions.

In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

1.
To lead the search for individuals qualified to become members of the Board, consistent with criteria approved by the Board and to recommend to the Board nominees to be presented for election as directors by shareholders at each annual meeting of shareholders.  The Committee shall select individuals as director nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term interests of the shareholders.

2.
To review the Board’s committee structure and to recommend to the Board for its approval directors to serve as members of each committee.  The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3.
To develop and recommend to the Board for its approval corporate governance guidelines.  The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

4.	To oversee the development and implementation of senior executive succession plans.

5.
To develop and recommend to the Board for its approval an annual self-evaluation of the Board and its committees.  The Committee shall oversee the annual self-evaluation.  In addition, the Committee shall consider and evaluate other methods of assessing the effectiveness of the Board.

6.
To review annually the Company’s compensation package for non-employee directors to ensure that compensation to such persons is competitive and appropriate, and to recommend changes, when appropriate, to the Board for approval.

Subcommittees

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

Committee Membership Qualifications

All of the members of the Committee shall meet the independence requirements of the corporate governance rules of such national securities exchange on which the shares of Common Stock of the Company are listed.

Miscellaneous

The Committee shall have the authority to retain (or terminate) any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.  The Committee shall have sole authority to approve related fees and retention terms.

The Committee shall report its actions and recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee.  The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

Adopted:                      August 31, 2009